CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of Vest 10 Year Interest Rate Hedge ETF and Vest 2 Year Interest Rate Hedge ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year or period ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 26, 2025